Exhibit 16.1

March 19, 2013

US Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, N.E.

Washington, D.C. 20549

We have read the statements made by Global Eagle Entertainment Inc., which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 contained in an Amendment to Form 8-K on or about March 19, 2013. We agree with the statements concerning our Firm contained in paragraphs 1, 2, 3 and 4 of such Form 8-K/A. We have no basis to agree or disagree with respect to any other statements made regarding other accountants.

Very truly yours,

/s/ Rothstein Kass

Rothstein Kass